SINCLAIR ANNOUNCES ASSUMPTION OF LENDER OBLIGATIONS UNDER, AND AMENDMENTS TO, DIAMOND SPORTS ACCOUNTS RECEIVABLE SECURITIZATION FACILITY

BALTIMORE (November 8, 2021) – Sinclair Broadcast Group, Inc. (NASDAQ: SBGI), (the “Company”) today announced that it has purchased and assumed the lenders’ and the administrative agent’s rights and obligations under the existing accounts receivable securitization facility (the “A/R Facility”) of its and Diamond Sports Group, LLC’s (“DSG”) indirect subsidiary, Diamond Sports Finance SPV, LLC (“Diamond SPV”). The Company purchased the lenders’ outstanding loans and commitments under the A/R Facility by making a payment to the lenders as consideration for the purchase of the lenders’ respective rights and obligations under the A/R Facility equal to approximately $184.4 million, representing 101% of the aggregate outstanding principal amount of the loans under the A/R Facility, plus any accrued interest and outstanding fees and expenses.

In connection therewith, the Company and Diamond SPV entered into an omnibus amendment to the A/R Facility to provide greater flexibility to DSG, including, among other things, (i) increasing the maximum facility limit availability from up to $250 million to up to $400 million; (ii) eliminating the early amortization event related to DSG’s EBITDA less interest expense covenant; (iii) extending the stated maturity date by one year from September 23, 2023 to September 23, 2024; and (iv) relaxing certain concentration limits thereby increasing the amounts of certain accounts receivable eligible to be sold. The other material terms of the A/R Facility remain unchanged.

“We believe our decision to have the Company assume the lender obligations under the A/R Facility demonstrates our sensible long-term support of DSG,” said Chris Ripley, the Company’s Chief Executive Officer. Ripley continued, “The amendment will provide DSG with additional flexibility to manage its liquidity. At the same time, we believe the structure of the facility results in a low risk, high quality investment for the Company.”

Forward-Looking Statements:
The matters discussed in this news release include forward-looking statements regarding, among other things, future operating results. When used in this news release, the words "outlook," "intends to," "believes," "anticipates," "expects," "achieves," "estimates," and similar expressions are intended to identify forward-looking statements. Such statements are subject to a number of risks and uncertainties. Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including and in addition to the assumptions set forth therein, but not limited to, the ability of the originators of the accounts receivable sold to Diamond SPV under the A/R Facility to collect the amounts due from their obligors to allow Diamond SPV to repay borrowings under the A/R Facility, fluctuations in the value of the collateral, and any risk factors set forth in the Company's recent reports on Form 10-Q and/or Form 10-K, as filed with the Securities and Exchange Commission. There can be no assurances that the assumptions and other factors referred to in this release will occur. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements except as required by law.

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About Sinclair Broadcast Group
Sinclair Broadcast Group, Inc. (Nasdaq: SBGI) is a diversified media company and a leading provider of local sports and news. The Company owns and/or operates 21 regional sports network brands; owns, operates and/or provides services to 185 television stations in 86 markets, owns multiple national networks including Tennis Channel and Stadium; and has TV stations affiliated with all the major broadcast networks. Sinclair’s content is delivered via multiple platforms, including over-the-air, multi-channel video program distributors, and digital and streaming platforms NewsOn and STIRR. The Company regularly uses its website as a key source of Company information which can be accessed at www.sbgi.net.

Investor Contacts:
Steve Zenker, VP, Investor Relations
Billie-Jo McIntire, Director, Investor Relations
(410) 568-1500

Media Contact:
Sinclair@5wpr.com